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                                                                      Exhibit 10

              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
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                             OF H. J. HEINZ COMPANY
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               (as amended and restated effective January 1, 2004)

SECTION 1. EFFECTIVE DATE. The original effective date of the Plan is July 1, 1982. The Plan was amended and restated effective July 1, 2000. Effective January 1, 2004, the Plan is again amended and restated as described herein.

SECTION 2. ELIGIBILITY. Any Director of H. J. Heinz Company (the "Company") who is not an officer or employee of the Company or a subsidiary of the Company is eligible to participate in the Plan.

SECTION 3. DEFERRED COMPENSATION ACCOUNT. There shall be established for each participant who so elects a deferred compensation account ("Account"), which as of any point in time shall consist of the total of the balance to the credit of the participant in his or her Prime Rate Account (see Section 6) and/or the Deferred Units credited to the participant under his or her H. J. Heinz Deferred Stock Account (see Section 7).

SECTION 4. AMOUNT OF DEFERRAL. A participant may elect to defer receipt of all or a specified part of the cash or stock compensation ("Directors Fees") otherwise payable to the participant for serving on the Board of Directors or committees of the Board of Directors of the Company. Elective deferrals may be invested in a Prime Rate Account or in an H. J. Heinz Deferred Stock Account, at the election of the participant; provided, however, that restricted stock or restricted stock unit grants or other stock based compensation may only be deferred in an H. J. Heinz Deferred Stock Account. Deferred compensation will be credited to the participant's Account on the date the Directors Fees would otherwise be paid (in the case of cash compensation) or granted (in the case of stock based compensation).

SECTION 5. TIME OF ELECTION OF DEFERRAL. (a) ANNUAL DEFERRAL ELECTION. Subject to the provisions of Section 8, an election to defer Directors Fees shall be effective when made, as to any Directors Fees not then earned. Deferral elections shall be made for each calendar year on a

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prospective basis, shall be irrevocable for the relevant calendar year, and shall be made on an Election Form provided by the Company as described in
Section 8.
(b) ONE-TIME H. J. HEINZ DEFERRED STOCK ACCOUNT ELECTION. In addition to the election with respect to compensation not yet earned, an eligible Director of the Company as of December 15, 2003 shall be eligible to make a one-time irrevocable election on or before December 31, 2003 to move all or any portion of the amounts in his or her Prime Rate Account into his or her H. J. Heinz Deferred Stock Account effective January 1, 2004.

SECTION 6. PRIME RATE ACCOUNT. The Company shall be obligated to pay interest on the amount of a participant's deferrals into the Prime Rate Account. Interest shall accrue on additions to a Prime Rate Account as of the first day of the month following the month in which such additions are made. Interest earned for a year shall be credited to the Prime Rate Account on the last day of the Company's fiscal year and shall thereafter be part of the Prime Rate Account for all purposes of this Plan. The rate of interest in effect for a fiscal year shall be specified by the Executive Committee of the Company's Board of Directors. If the Executive Committee has not specified a rate for all or part of any fiscal year, the applicable rate shall be the prime rate at Mellon Bank, N.A., Pittsburgh, Pennsylvania, or its successor, on the last day of the preceding fiscal year.

SECTION 7. H. J. HEINZ DEFERRED STOCK ACCOUNT. (a) GENERAL. Amounts that a participant elects to be deferred into his or her H. J. Heinz Deferred Stock Account shall be posted to the account of the participant in the form of "Deferred Units," each of which is equivalent in value to one share of H. J. Heinz Company Common Stock ("Company Stock") on the date the Directors Fees would otherwise be granted or paid based on the closing price of such stock on the New York Stock Exchange on such grant or payment date. The value of the Deferred Units posted to the H. J. Heinz Deferred Stock Account of a participant as of any date will be equal to the number of Deferred Units in the participant's account times the closing price of the Company Stock on the date of such valuation.

(b) INITIAL CREDITS FOR DEFERRED AND/OR TRANSFERRED AMOUNTS. The number of Deferred Units initially credited to a participant's H. J. Heinz Deferred Stock Account shall be determined by dividing the dollar amount to be credited by the closing trading price of the Company Stock on the date the Directors Fees would have been paid (in the case of cash compensation), or in the case of the one-time election referred to in Section 5(b), by dividing the dollar amount to be converted into

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Deferred Units under the H. J. Heinz Deferred Stock Account by the closing price of the Company Stock on December 31, 2003. In the case of stock based compensation, on the date such stock based compensation would have been granted, a number of Deferred Units shall be credited to a participant's H. J. Heinz Deferred Stock Account equal to the number of shares or other units of the stock based compensation that would have been granted to such participant.
(c) ADDITIONAL CREDITS FOR DIVIDENDS DECLARED. A participant will be credited with additional Deferred Units equal in value to the quotient of (i) divided by
(ii), where (i) is the dollar amount of any dividends paid from time to time during the deferral period on a share of Company Stock times the number of "Deferred Units" then credited to the participant's account, and (ii) is the closing trading price of the Company Stock on the day the dividend is paid.
(d) NO BROKERAGE FEES. Brokerage fees will not be charged against the value of initial deferrals of Directors Compensation as Deferred Units in the H. J. Heinz Deferred Stock Account, or against the value of Deferred Units credited on account of dividends on Company Stock, either when such Deferred Units are credited to a participant's Account or upon distribution of such Deferred Units from a participant's Account.
(e) ADJUSTMENTS TO DEFERRED UNITS IN AN H. J. HEINZ DEFERRED STOCK ACCOUNT. In the event of any change in the outstanding shares of the Company's common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then an equitable equivalent adjustment shall be made in the "Deferred Units" credited to a participant's H. J. Heinz Deferred Stock Account.
(f) IRREVOCABILITY OF INVESTMENTS IN H. J. HEINZ DEFERRED STOCK ACCOUNT. Once amounts have been allocated as Deferred Units in a participant's H. J. Heinz Deferred Stock Account, they may not be reallocated to a participant's Prime
Rate Account or to any other investment alternative.
(g) PAYMENT/DISTRIBUTION OF DEFERRED UNITS. Payment of amounts allocated as Deferred Units in a participant's H. J. Heinz Deferred Stock Account shall be made by transferring to the participant a number of shares of Company Stock equal to the number of whole Deferred Units then distributable, with cash in lieu of any fractional units, and net of any withholding obligations of the Company with respect to such distributions. Shares of Company Stock distributed to a participant or other beneficiary as a result of Deferred Units in a participant's H. J. Heinz Deferred Stock Account must be held by the recipient for at least six (6) months following distribution of the shares from this Plan, and shall also be subject to any applicable holding and other requirements of the H.

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J. Heinz Company Fiscal Year 2003 Stock Incentive Plan under which the Deferred
Units were granted, or any comparable successor plan under which future Deferred Units may be granted.

SECTION 8. MANNER OF ELECTING DEFERRAL. A participant may elect to defer compensation by written notice given to the Company prior to the time such compensation is earned. The notice, which shall be on a form provided by the Company, shall include (1) the amount to be deferred; (2) an election of either a lump sum payment or a number of annual installments (not to exceed 20) for the payment of the Account balance; and (3) selection of a date for the lump sum payment or the first installment payment. Any election to defer shall be effective when received by the Corporate Secretary's Office.

Elections under this Section 8 shall be irrevocable. However, notwithstanding a participant's irrevocable election, the Executive Committee of the Company's Board of Directors may, in its sole discretion, accelerate the date of the lump sum or first installment selected by a participant, may reduce the number of installments specified by a participant, and/or may prescribe a lump sum payment in lieu of installments.

SECTION 9. PAYMENT OF ACCOUNT BALANCE. Payment of a participant's Account shall be made (or shall begin, in the case of an installment payout) as soon as administratively practicable, but not later than 30 days after the date specified in the participant's deferral election.

If an installment payout is in effect, each installment payment except the last one shall consist of (A) plus (B), where (A) is the amount determined by dividing the participant's Prime Rate Account balance (not including accrued but not credited interest) on the date installment payments begin by the number of installments elected, and (B) is the number of Deferred Units equal to the total Deferred Units credited to the participant's H. J. Heinz Deferred Stock Account (not including accrued but un-credited units attributable to dividends on Company Stock) on the date installment payments begin divided by the number of installments elected. The last payment shall be the amount necessary to reduce the participant's Prime Rate Account balance (including accrued but not credited interest) to zero and to reduce the Deferred Units credited to the participant's
H. J. Heinz Deferred Stock Account (including accrued but un-credited units attributable to dividends on Company Stock) to zero.

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If a Prime Rate Account balance exists on a participant's death or total disability the amount plus interest to the date of death shall be paid to the participant's designated beneficiary, or in the absence of a designated beneficiary to the participant's estate, as soon as administratively practicable, but not later than 30 days after the date of death or determination of the existence of total disability. If Deferred Units are credited to a participant's H. J. Heinz Deferred Stock Account on a participant's death or total disability, such Deferred Units shall be distributed in the form of Company Stock, in the manner provided in Section 7(g), to a participant's designated beneficiary, or in the absence of a designated beneficiary to the participant's estate, as soon as administratively practicable, but not later than 30 days after the date of death or determination of the existence of total disability.

SECTION 10. PARTICIPANT'S RIGHTS UNSECURED AND UNFUNDED. The right of any participant to receive future payments under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. The amounts credited to a participant under the Plan shall not be funded in any manner prior to payment of such amounts becoming due.

SECTION 11. STATEMENT OF ACCOUNT. Statements will be sent to each participant during May of each year as to the value of his or her Prime Rate Account and/or the Deferred Units to his or her credit in the H. J. Heinz Deferred Stock Account as of the end of the preceding fiscal year.

SECTION 12. ASSIGNABILITY. The right to receive payments hereunder shall not be transferable or assignable by a participant nor subject to the claims of the participant's creditors.

SECTION 13. AMENDMENT. This Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors of the Company. No amendment, modification or termination shall, without the consent of a participant, adversely affect the rights of such participant under this Plan with respect to the then current balance of his or her Prime Rate Account and/or the Deferred Units then credited to his or her H. J. Heinz Deferred Stock Account.